RAM Holdings Ltd.
RAM Reinsurance Company Ltd.
46 Reid Street, Hamilton Bermuda
www.ramre.com

August 18, 2006

RAM HOLDINGS LTD. APPOINTS ALLAN S. BUFFERD TO BOARD OF DIRECTORS

Hamilton, Bermuda, August 18, 2006 — RAM Holdings Ltd. (Nasdaq Global Market: RAMR) announced today that its Board of Directors, on recommendation of the Nominating and Corporate Governance Committee, appointed Allan S. Bufferd, Treasurer Emeritus of MIT, to fill a vacancy on the Board of Directors. The vacancy resulted from the resignation of long-time board member Keith W. Abell, Vice Chairman of GSC Partners, effective August 15, 2006. Affiliates of GSC Partners own about 12% of the RAM Holdings Common Shares and Daniel C. Lukas, a Managing Director of GSC Partners, will remain a member of the Board of Directors of RAM Holdings.

Welcoming Mr. Bufferd to the Board, Mr. Vernon M. Endo, Chief Executive Officer and President of the Company said, “We are delighted to have an individual of Allan’s wide ranging experience join our Board.  With his distinguished career in investment management we expect that he will add a unique perspective to all aspects of the Board discussion, in addition to providing his guidance and judgment as we continue to grow RAM Re.”

Mr. Bufferd retired in June after a thirty year career at Massachusetts Institute of Technology, most recently as Treasurer. During his tenure, Mr. Bufferd participated in the management of MIT’s investment portfolio, during which time total investments grew from $600 million to over $12 billion. Mr. Bufferd serves as a director of Massbank Corp., a NASDAQ listed company.  Mr. Bufferd serves as a Trustee of the Whiting Foundation and a Trustee of Wheelock College. He is also a member of the Investment Advisory Board of the Alaska Permanent Fund Corporation, the Grayce B. Kerr Foundation, and an investment advisor to the National University of Singapore and the Robert Wood Johnson Foundation. In addition, he is the Chairman of the Harvard Cooperative Society and of the Controlled Risk Insurance Company/Risk Management Foundation (CRICO/RMF); and a Director of the Harvard Cooperative Society, the Beth Israel Deaconess Medical Center, CRICO/RMF, Adveq (Switzerland), Explorations, Inc., and Morgan Stanley Prime Property Fund. Mr. Bufferd holds three MIT degrees in materials engineering: the S.B., S.M. and Sc.D., as well as a J.D. from Suffolk University.

On August 15, 2006, Mr. Abell submitted a letter to the Board of Directors tendering his resignation from the Board of Directors effective immediately. Mr. Abell’s resignation comes as his role as Chairman of GSC Asia and his associated efforts with Tishman Speyer GSC China Fund, L.P. require him to relocate to Shanghai, China. Mr. Abell said, “I have enjoyed my involvement with RAM and am proud of Vern and his team for all they have accomplished. Unfortunately my move to China has made it impractical to continue on the Board, but I am confident that Allan will prove to be a very capable replacement.” In response, Mr. Endo said, “Keith has been a member of the Board since our founding in 1998 and we are pleased that he was able to see us through our IPO this spring.  We thank him for his many contributions to the success of RAM.  While he is leaving our Board we do appreciate the continued support of GSC Partners and Dan Lukas.”

About RAM

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

About GSC Partners

GSC Partners is a registered investment advisor with $14.7 billion of assets under management, as of June 30, 2006. The Firm specializes in credit-based alternative investment strategies including control distressed debt investing, corporate credit, European mezzanine lending and structured finance investing. GSC Partners, with over 160 employees, is headquartered in New Jersey and has offices in New York, London and Los Angeles. GSC’s investors include both institutional investors and substantial net worth individuals seeking sophisticated and attractive alternative investing opportunities. For more information about the firm, please visit .

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Contact Information:

RAM Holdings Ltd., Hamilton
Vernon M. Endo, 441-298-2105
vendo@ramre.bm
or
Victoria Guest, 441-298-2116
vguest@ramre.bm